Exhibit 2.2

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of January 7, 2019 (this “Amendment”), among Eclipse Resources Corporation, a Delaware corporation (“Parent”), Everest Merger Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Blue Ridge Mountain Resources, Inc., a Delaware corporation (the “Company”). Each capitalized term used and not otherwise defined in this Amendment has the meaning given to such term in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of August 25, 2018 (the “Merger Agreement”);

WHEREAS, pursuant to Section 9.12 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Amendments to Merger Agreement. The Merger Agreement is hereby amended as set forth below in this Section 1.

(a) Amendment and Restatement of Section 3.2(b). Section 3.2(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(b) Company Performance Interest Awards. No later than five (5) Business Days prior to the Closing Date and conditioned upon the occurrence of the Effective Time, the Company Board shall adopt resolutions providing that each Company PIA Holder will receive in respect of such Company PIA Holder’s Company PIA:

(i) the Merger Consideration (including cash in lieu of fractional shares) for such Company PIA Holder’s PIA Number of Shares, subject to withholding taxes as provided below; and

(ii) cash in the amount, if any, by which such Company PIA Holder’s Performance Interest Stock Value exceeds the product of (A) such Company PIA Holder’s PIA Number of Shares multiplied by (B) the Exchange Ratio multiplied by (C) the Closing Date Stock Price, subject to withholding taxes as provided below.

Such shares of Parent Common Stock and, if applicable, cash shall be delivered or paid by Parent in accordance with the applicable Company PIA Award Agreement, subject to withholding taxes; provided, however, that, in connection with such delivery of shares of Parent Common Stock, Parent shall withhold from each Company PIA Holder a number of shares of Parent Common Stock (valued at the Closing Date Stock Price) sufficient to cover any withholding taxes required in connection with such delivery in lieu of requiring such Company PIA Holder to pay such withholding taxes in cash. Upon the delivery of such shares of Parent Common Stock and, if applicable, payment of such cash, the applicable Company PIA Award Agreement shall terminate, and the Company PIA Holder shall have no further right or claim thereunder.”

(b) Amendment to Section 8.1(b)(ii). Section 8.1(b)(ii) of the Merger Agreement is hereby amended to change “February 28, 2019” to “April 15, 2019” in such section.

(c) Amendments to Annex A. Annex A to the Merger Agreement is hereby amended as follows:

(i) The definition of “PIA Number of Shares” is amended and restated to read in its entirety as follows:

““PIA Number of Shares” means, with respect to each Company PIA Holder, a number of shares of Company Common Stock equal to the lesser of:

(a) (i) such Company PIA Holder’s Performance Interest Stock Value divided by (ii) (A) the Closing Date Stock Price multiplied by (B) the Exchange Ratio; and

(b) (i) the PIA Company Share Cap multiplied by (ii) such Company PIA Holder’s PIA Pro Rata Share.”

(ii) The following definitions are added in alphabetical order:

““Performance Interest Stock Value” means, with respect to each Company PIA Holder, the “Performance Interest Stock Value” as defined in and determined by the Company Board under the Company PIA Award Agreement to which such Company PIA Holder is a party.”

““PIA Company Share Cap” means 965,232 shares of Company Common Stock; provided, however, that such number of shares of Company Common Stock shall be adjusted in a manner consistent with Section 3.1(c) upon the occurrence of a change described in clause (i) of the first sentence of Section 3.1(c) (but, for the avoidance of doubt, not upon the occurrence of a change described in clause (ii) of the first sentence of Section 3.1(c)).”

““PIA Pro Rata Share” means, with respect to each Company PIA Holder, a fraction (a) the numerator of which is such Company PIA Holder’s Performance Interest Stock Value and (b) the denominator of which is the sum of the Performance Interest Stock Values of all Company PIA Holders.”

Section 2. Ratification of Merger Agreement; References. Except as expressly amended by this Amendment, all of the terms, conditions and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. No reference to this Amendment need be made in any instrument or document making reference to the Merger Agreement, and any reference to the Merger Agreement in any such instrument or document shall be deemed to refer to the Merger Agreement as amended by this Amendment.

Section 3. Miscellaneous. All relevant provisions of Article IX of the Merger Agreement shall apply to this Amendment to the same extent as if set forth herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Amendment to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

ECLIPSE RESOURCES CORPORATION

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and Chief Executive Officer

EVEREST MERGER SUB INC.

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Chairman, President and Chief Executive Officer

BLUE RIDGE MOUNTAIN RESOURCES, INC.

By:	/s/ John K. Reinhart
Name:	John K. Reinhart
Title:	President and Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger

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